UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Mistras Group, Inc.

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Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

September 11, 2014

Dear Mistras Shareholder:

I am pleased to invite you to attend the 2014 Annual Shareholders Meeting of Mistras Group, Inc.  The meeting will be held at our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey on Tuesday, October 21, 2014 at 5:00 p.m., Eastern Time.

At the meeting, you and our other shareholders will be asked to vote on the following:

•                  the election of seven directors to our Board of Directors;

•                  the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015;

•                  an advisory vote on our executive compensation; and

•                  any other business which properly comes before the meeting.

Regardless of whether or not you expect to attend the meeting in person, please read the Proxy Statement and vote as soon as possible.  Information about how to vote is included in the accompanying proxy statement or proxy card or in the voting instructions you will receive from your bank or broker.  It is important that your shares be represented.

Sincerely,

Sotirios J. Vahaviolos, Ph.D.
Chairman of the Board,
Chief Executive Officer and President

Mistras Group, Inc.

195 Clarksville Road

Princeton Junction, New Jersey 08550

Notice of Annual Meeting

September 11, 2014

The Annual Shareholders Meeting of Mistras Group, Inc. will be held on Tuesday, October 21, 2014 at 5:00 p.m., Eastern Time at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550.  The details of the meeting are as follows:

When:	5:00 p.m., Eastern Time, Tuesday, October 21, 2014

Where:	Mistras Group Headquarters 195 Clarksville Road Princeton Junction, New Jersey 08550

Items of Business:

•          Election of seven directors, constituting the entire Board of Directors

•          Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2015

•          An advisory vote on the Company’s executive compensation

•          Such other matters as may properly come before the meeting or at any adjournment or postponement thereof

Who can vote:	Holders of record of Mistras Group, Inc. common stock at the close of business on August 25, 2014 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Voting by proxy:	Please submit your proxy and/or voting instructions as described in the accompanying proxy statement or other proxy materials you receive promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

MICHAEL C. KEEFE
Executive Vice President,
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.
This Proxy Statement and Mistras Group, Inc.’s 2014 Annual Report are available electronically on the Internet at www.proxyvote.com and on the Company’s website at http://investors.mistrasgroup.com/financials.cfm.

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2014 annual meeting of shareholders (“2014 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2014 Annual Meeting, which will take place on October 21, 2014, beginning at 5:00 p.m., Eastern Time, at the Company’s headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550.  See the back cover of this proxy statement for directions.  Shareholders will be admitted to the 2014 Annual Meeting beginning at 4:45 p.m., Eastern Time.  Seating will be limited.

The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise.  We are incorporated in the State of Delaware, our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG” and our fiscal year ends May 31.  All references to a year or fiscal year means the one year period ending on May 31 of that year, unless the context indicates otherwise.

Proxy Solicitation.  The accompanying proxy is being solicited by our Board.  The Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials are first being distributed to shareholders on or about September 11, 2014 (see Internet Availability of Proxy Materials below).  In addition to this solicitation, employees of the Company may solicit proxies in person or by telephone.  All costs of the solicitation of proxies will be borne by the Company.  On the proxy included in the materials, a shareholder of record (that is, a shareholder who holds the shares in his or her own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies.  In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary or Inspector of Election for the meeting before the voting occurs.  If you hold your shares in “street name” (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

At the 2014 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct.  If you complete and submit your proxy as instructed without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

Internet Availability of Proxy Materials.  This year, we are using the Internet as our primary means of furnishing proxy materials to shareholders as permitted by the rules of the Securities and Exchange Commission (“SEC”).  Consequently, most shareholders will not receive paper copies of our proxy materials.  We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet.  The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.  This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.  If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Voting Recommendation of the Board.  The Board recommends that shareholders vote:

•                  FOR each of the seven nominees of the Board of Directors (Item 1);

•                  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015 (Item 2); and

•                  FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3).

Shareholders Entitled to Vote, Quorum and Votes Needed.  Shareholders of record of our common stock at the close of business on August 25, 2014 are entitled to notice of and to vote at the 2014 Annual Meeting and any adjournments or postponements of the meeting.  Each share entitles its owner to one vote.  The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.  On the record date, we had 28,616,095 shares outstanding.

For Item 1, Election of Directors, directors are elected by a plurality of the votes cast, meaning the seven nominees receiving the most “FOR” votes will be elected to the Board.  Accordingly, under Delaware corporate law and our bylaws, only votes “FOR” will affect the outcome of the vote.  However, as set forth in the Director Resignation Policy described on Page 7, each director has agreed that if he or she receives more “Withheld” votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the Board.  Item 2, Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of a majority of the shares present or represented and entitled to vote on this matter at the meeting.  Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal.  Item 3, Advisory Vote on Executive Compensation, also require the affirmative vote of a majority of the shares present or represented and entitled to vote on these matters at the meeting.  Abstentions from voting on Item 3 and broker non-votes will have the practical effect of a vote against this proposal because an abstention or broker non-vote results in one less vote for the proposal.

If you hold your shares through a bank or broker and you do not instruct your bank or broker how to vote your shares, these shares are considered broker non-votes.  Brokers may not vote your shares on the election of directors or on Item 3 regarding executive compensation in the absence of your specific instructions as to how to vote. See “Effect of Not Casting Your Vote” below.

How to Vote.  Shares held in your name as the shareholder of record may be voted by you in person at the 2014 Annual Meeting.  Shares held beneficially in street name may be voted by you in person at the 2014 Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the 2014 Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

You have the option of voting your shares over the Internet, by telephone or completing and returning a proxy card or voting instruction card.  Voting over the Internet or telephone authorizes the named proxies to vote your shares as you direct.  If you receive paper copies of our proxy materials and a proxy card or voting instruction card, you can vote by marking, signing, and returning your proxy card or voting instruction card as directed in the materials you receive.  More information on how to vote by proxy is included in the proxy materials.

If any matters are properly presented for consideration at the 2014 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2014 Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card will have discretion to vote on those matters in accordance with their best judgment.  We do not currently anticipate that any other matters will be raised at the 2014 Annual Meeting.

Changing Your Vote.  You may change your vote at any time before the proxy is exercised.  If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550.  If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting and notifying the Corporate Secretary or Inspector of Election that you are changing your earlier vote.  Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock.  If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder.  If you hold your shares in street name and want your shares to count in the election of directors, Item 1, or on Item 3, you will need to instruct your bank or broker how you want your shares voted.  If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on the advisory vote regarding executive compensation, no votes will be cast on your behalf on either of these items for which you did not provide voting instructions.  Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2).

If you are a shareholder of record and do not return your proxy or attend the meeting, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting.  If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board of Directors, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2 and 3.  If you return your proxy but abstain, no votes will be cast on your behalf on any of the items of business at the meeting but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Tabulating the Votes.  A representative from Broadridge Financial Services will tabulate the votes and will serve as Inspector of Election at the meeting.

Voting Results.  We will announce preliminary voting results at the meeting.  Voting results will also be disclosed in a Form 8-K filed with the SEC soon after the meeting, which will be available on our website.

CORPORATE GOVERNANCE

Overview

Our Board is committed to maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value.  The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose.  Our Board continually reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm.  At this site, shareholders can view our:

•                  Audit Committee Charter

•                  By-Laws

•                  Certificate of Incorporation

•                  Corporate Governance Committee Charter

•                  Code of Conduct

•                  Code of Ethics for Executive Officers, Senior Financial Officers and Managers

•                  Compensation Committee Charter

•                  Complaint Procedures for Accounting and Auditing Matters

•                  Corporate Governance Guidelines

•                  Director Nominating Process and Policy

•                  Director Qualification Criteria

•                  Director Resignation Policy

•                  Securityholder Communication Policy

•                  Stock Ownership Guidelines

Board of Directors and Director Independence

Our Board of Directors currently consists of seven members: Daniel M. Dickinson, James J. Forese, Richard H. Glanton, Michael J. Lange, Ellen T. Ruff, Manuel N. Stamatakis and Sotirios J. Vahaviolos.  Mr. Dickinson has decided not to stand for re-election, and the Board has nominated W. Curtis Weldon to be elected as a director at the

2014 Annual Meeting to replace Mr. Dickinson.  We would like to thank Mr. Dickinson for his sage advice and great insight to help the Company grow from a small private company to the public company it is today.

In July 2014, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE.  As a result of this review, our Board determined that Ms. Ruff and Messrs.  Dickinson, Forese, Glanton and Stamatakis, representing five of our seven directors and all of our non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company.  In addition, the Board has also determined that director nominee Mr. Weldon is also independent.

In making this determination, the Board took into account that one of Mr. Stamatakis’ companies, Capital Management Enterprise (“CME”), provides benefits consulting services to the Company.  The Company did not pay any fees to CME in fiscal 2014.  Taking into account all the facts and circumstances, the Board determined that this relationship does not interfere with or impair Mr. Stamatakis’ ability to be independent from management.

Committees of the Board

Our Board has established three standing committees:  Audit Committee, Compensation Committee and Corporate Governance Committee.  Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors.  The composition of the committees is set forth below and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Daniel M. Dickinson		Chair	Member
James J. Forese	Chair
Richard H. Glanton		Member	Member
Ellen T. Ruff	Member
Manuel N. Stamatakis	Member	Member	Chair

Effective October 21, 2014, Mr. Glanton will become chair of the Compensation Committee and Mr. Forese will be added to that Committee.  Upon his election as a director, Mr. Weldon would be added to the Corporate Governance Committee.

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy, and that Mr. Forese qualifies as an audit committee financial expert, under the applicable requirements of the NYSE and SEC rules and regulations.  The Audit Committee is responsible for, among other things:

•             selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•             evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•             monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;

•             reviewing the adequacy and effectiveness of our internal control policies and procedures;

•             discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•             preparing the audit committee report included in our proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•             reviewing and approving the following for our executive officers: annual base salaries, annual incentive bonuses, including specific goals, targets and amounts, equity compensation, employment agreements, severance and change in control arrangements and any other benefits, compensation or arrangements;

•             reviewing and recommending, in conjunction with the Corporate Governance Committee, compensation programs for outside directors;

•             reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement;

•             the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel or other adviser retained by the compensation committee; and

•             administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee is responsible for, among other things:

•             assisting our Board in identifying prospective director nominees and recommending to the Board nominees for election at each annual meeting of shareholders;

•             reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;

•             overseeing the evaluation of our Board and management;

•             reviewing succession planning;

•             recommending members for each Board committee to our Board; and

•             reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairman and Chief Executive Officer, or CEO, should be separate or combined.  The Board believes it should be free to determine what is best for the Company at a given point in time.  We have not separated the roles of Chairman and CEO, with the Company’s founder and 44% shareholder, Dr. Vahaviolos, serving in that dual role.  The independent directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for Mistras at this time.

The independent directors believe that each of the possible leadership structures for a board of directors has its own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company.  The combined Chairman/CEO model is a leadership model that has served our shareholders well, as our Chairman and CEO, Dr. Vahaviolos, is the founder who built the Company from the beginning.  Dr. Vahaviolos has led us successfully through numerous economic cycles and we have experienced excellent growth in revenue and profitability over many years.  Dr. Vahaviolos’ combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our shareholders, employees, customers and other constituents.  Dr. Vahaviolos possesses detailed, in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the time and attention of the Board are focused on the most critical matters.  This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with a common purpose.  In addition, the Corporate Governance Committee and the other independent directors take into account Dr. Vahaviolos’ 44% ownership interest in the Company and how that aligns him with the interests of all shareholders.  The Corporate Governance Committee and the independent directors intend to review periodically this structure to ensure it remains appropriate for us.

Lead Director

The Board established the position of independent Lead Director, which the Board determined should be the chair of the Corporate Governance Committee.  Mr. Stamatakis currently serves as the chair of the Corporate Governance Committee and the Lead Director.  The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions, including follow up actions; and is involved in other governance matters.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Executive Officers, Senior Financial Officers and Managers, which applies to our Chief Executive Officer, Chief Financial Officer and all other executive officers, principal accounting officer, controller, persons performing similar functions, and other senior finance and accounting managers.  This code of ethics requires that our executive officers and financial leaders act with honesty, integrity and a high level of ethics.  This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public. We have also adopted a Code of Conduct that applies to all of our employees, officers and directors.  Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability.  The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting valuable company assets, avoiding conflicts of interest, and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the Corporate Governance Committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria.  The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee will take into account the Board’s current and anticipated strengths and needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board.  While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board take into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board.  The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

The Corporate Governance Committee may rely on various sources to identify potential director nominees.  These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms.  The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria.  If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates.  For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550.  The submission should be received by June 1, 2015 in order to receive adequate consideration for the 2015 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

Director Resignation Policy

The Board has a Director Resignation Policy which provides that, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or “against” than votes “for” his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote.  An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.

The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide.  The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders.  When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•                  allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;

•                  defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or

•                  allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.

In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, the director shall tender his or her resignation for consideration by the Corporate Governance Committee.  The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.

Other Key Governance Matters

Executive Sessions. The Audit Committee met four times and the Compensation Committee met once during fiscal year 2014 in executive session without the Chairman and CEO or any other members of management present. The independent directors met four times during fiscal year 2014 in executive session, without the Chairman and CEO or any other member of management present.

Board Oversight of Risk Management.  The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities.  The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors

Strategic, financial and execution risks and exposures associated with the annual plan, and strategic planning (including matters affecting capital allocation); other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance and succession planning.

Compensation Committee

Risks and exposures associated with leadership assessment, management development, and executive compensation programs and arrangements, including incentive plans. The Compensation Committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives, particularly in light of Dr. Vahaviolos’ 44% ownership, his history as our founder and his stature in and knowledge of the asset integrity management and non-destructive testing, or NDT, industry.  Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.

Board Meetings.  During 2014, the Board and the Audit Committee held five meetings each, and the Compensation Committee and Corporate Governance Committee each had four meetings. Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served.

Annual Meeting Attendance.  The Company expects all directors to attend the annual meeting of shareholders.  All of our directors elected at our 2013 annual shareholders meeting attended the meeting.

Communication with the Board.  Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550.  The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy.

DIRECTOR COMPENSATION

For fiscal 2014, the directors received fees of $40,000 and an equity grant of $75,000 in shares of our common stock. The committee chairperson fees were $10,000 for the Audit Committee and $7,500 for the Compensation Committee and the Corporate Governance Committee. The director fees and committee chair fees are paid quarterly in cash, but directors can elect to receive these fees in shares of our common stock.

The following is the compensation of our non-employee directors in fiscal 2014.

	Cash	Stock (1)	Total
Daniel Dickinson	$47,500	$73,871	$121,371
James Forese	$50,000	$73,871	$123,871
Richard Glanton	$40,000	$73,871	$113,871
Ellen Ruff	$40,000	$73,871	$113,871
Manuel Stamatakis	–	$121,481	$121,481

(1)         Stock awards are valued based upon the grant date fair value in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date.  However, for purposes of determining the number of shares awarded to directors, the Company used the average of the high and low trading prices over a three trading day period ending on the grant date, which is the reason for the difference between the award values above and the intended market value, using the three trading day average.

For fiscal 2015, the directors will receive annual retainers of $50,000 and equity awards of $75,000 worth of shares of our common stock.  Fees for committee chairpersons will remain at $10,000 for Audit Committee and $7,500 for the Compensation and Corporate Governance Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2014, Messrs. Dickinson, Glanton and Stamatakis served as members of our Compensation Committee.  None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

We have a written Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K.  Related persons include our directors, director nominees, executive officers and their family members and persons controlling more than 5% of our common stock.

Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons.  Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.  If advance

Corporate Governance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any of our directors, nominees and executive officers.

The following are transactions with related persons requiring approval under our policy.  The Corporate Governance Committee has reviewed all of these transactions and has either pre-approved or ratified each transaction which required the committee’s approval or ratification.

We lease our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos, our Chairman, CEO and President.  The lease was scheduled to terminate October 31, 2014, and in August 2014, the expiration date was extended to October 31, 2024.  The lease currently provides for monthly payments of approximately $72,000 and the payments for the extend term will be approximately $74,000 per month for the 12 months ending October 31, 2015, with annual increases of 3% to a maximum monthly payment of approximately $96,500.

Our French subsidiary leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which is partly owned by Dr. Vahaviolos.  The lease provides for monthly payments of approximately $20,000 and terminates January 2016.

Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director.  The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses.  During fiscal 2014, Dr. Vahaviolos’ daughter received approximately $122,000 in total compensation and benefits.  At the landlord’s request, Dr. Vahaviolos’ daughter personally guaranteed payments on a four year lease at approximately $7,000 per month for office space for our Greek subsidiary.  We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty.

In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our initial public offering in October 2009, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos.  This agreement grants Dr. Vahaviolos registration rights with respect to shares of our common stock which were issued to him at the time of our IPO resulting from the conversion of his shares of preferred stock.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Stock Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2014, by (1) each of our directors, (2) each of the executive officers named in the summary compensation table still employed with us, (3) all of our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  Shares of common stock that may be acquired by an individual or group within 60 days of July 31, 2014 (September 29, 2014), pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table.  As of July 31, 2014, we had 28,456,303 shares of common stock outstanding.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders.  The address for the directors and named executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

Name	Shares Beneficially Owned	Percentage of Class

Directors and Officers
Sotirios J. Vahaviolos (1)	13,414,686	44%
Daniel M. Dickinson	11,706	*
James J. Forese	57,706	*
Richard H. Glanton	8,054	*
Michael J. Lange (1)	364,383	1.3%
Ellen T. Ruff	8,102	*
Manuel N. Stamatakis	24,135	*
Jonathan H. Wolk (1)	25,000	*
Dennis Bertolotti (1)	98,242	*
Michael C. Keefe (1)	23,265	*
Philip Orlando(1)	17,432	*
Directors and Executive Officers as a Group (1)	14,331,135	46.4%
Other 5% Holders
SMALLCAP World Fund, Inc. (2)	1,460,000	5.1%

*  Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)                                 Includes options to purchase common stock exercisable as of July 31, 2014 or within 60 days thereafter and all unvested restricted stock units (“RSUs”) for the following amounts:

	Options	RSUs	Total
Sotirios J. Vahaviolos	1,950,000	68,329	2,018,329
Michael J. Lange	139,358	34,531	173,889
Jonathan H. Wolk	-	25,000	25,000
Dennis Bertolotti	26,000	32,394	58,394
Michael C. Keefe	-	17,264	17,264
Philip Orlando	-	13,081	13,081
Directors and Officers as a Group	2,202,164	219,476	2,421,640

(2)                                 Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2013.  The address is 333 South Hope Street, Los Angeles, CA 90071.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines for all directors and executive officers.  Non-employee directors are required to hold all shares awarded during the past three years (excluding shares a director has elected to take in lieu of cash fees).  Our CEO is required to hold five times his annual base salary and all other executive officers are required to hold at least two times their annual base salary.  Our current executive officers (other than Mr. Wolk) have until January 2017 to meet these guidelines, and Mr. Wolk and future executive officers will have five years from their appointment to meet the guidelines.  Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during fiscal 2014, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that Mr. Orlando and Justin Vogel were late filing their reports on Form 3, Mr. Orlando and Ralph Genesi were late filing one report on Form 4 involving one transaction and Mr. Lange was late filing one report on Form 4 for two transactions.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL

ITEM 1:           ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance Committee, the Board has recommended that all of the current members of our Board of Directors be nominated for re-election to the Board, with the exception of Mr. Dickinson, who has decided not to stand for re-election.  In addition, the Board has nominated W. Curtis “Curt” Weldon for election to the Board at the 2014 Annual Meeting.  Mr. Weldon was recommended to the Board by Mr. Stamatakis, who knows Mr. Weldon personally.  Directors who are elected at the 2014 annual meeting will serve a one-year term expiring at the 2015 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.

The following contains the background, experience and other information about the nominees.  Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director.  In addition, a majority of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.  In addition, Messrs. Forese, Lange and Stamatakis and Dr. Vahaviolos have been on our Board for over nine years and have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision making of the Board.

We believe that each nominee for election as director will be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Nominees:

James J. Forese

Director since 2005; age 78

Mr. Forese is an Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he has held since he joined the firm in July 2003.  Prior to joining HCI Equity Partners, Mr. Forese served as President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003.  Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation.  Mr. Forese is a director and chairman of the audit committee of Progressive Waste Solutions, and non-executive chairman since January 2010, and serves on the board of directors of several private companies.  Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008 and was on the Board of Directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in September 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee.  Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated.  Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience.  In addition, Mr. Forese’s experience with audit committees and his tenure as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens some of the Board’s and Audit Committee’s key functions, such as oversight of financial reporting and internal controls.

Richard H. Glanton

Director since 2009; age 67

Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company and managing member of ElectedFace LLC, an on-line service that connects people to elected officials.  From May 2003 to May 2007, Mr. Glanton served as Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia.  Mr. Glanton currently is a director of Aqua America, Inc., where he is chairman of the corporate governance committee and serves on the executive committee of the Board; a director of The GEO Group, Inc., where he is chairman of the audit and finance committee and the compensation committee and serves on the nominating and corporate governance committee, executive committee and various other standing committees; and is a member of the Board of Trustees of Lincoln University.  Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has close to 30 years of continuous experience serving on boards of publicly traded companies.  Mr. Glanton received a B.A. degree in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board.  His extensive corporate finance and legal knowledge also contribute to the Board’s collective knowledge, capabilities and experience.

Michael J. Lange

Director since 2003; age 54

Mr. Lange is Group Executive Vice President, Services for the Company, overseeing our entire Services division.  Mr. Lange joined Mistras when it acquired Quality Services Laboratories in November 2000.  Mr. Lange is a well-recognized authority in radiography and has held an American Society for Nondestructive Testing (ASNT) Level III Certificate for over 20 years.  Mr. Lange received an Associate of Science degree in NDT from the Spartan School of Aeronautics.

The Board believes that Mr. Lange’s extensive knowledge and experience in the NDT field, and the business acumen and leadership he has demonstrated by the growth of the Services segment since he joined the Company in 2000, provides an important operational and industry perspective that is valuable to the Board.  In addition, Mr. Lange has been instrumental in the successful integration of numerous NDT services companies Mistras has acquired over the past several years, providing valuable insight and perspective to the Board as it considers strategies for future growth.

Ellen T. Ruff

Director since 2011; age 65

Ms. Ruff is currently a partner in the law firm McGuire Woods, LLP, where she focuses on state and Federal regulation for the firm’s energy clients, having joined the firm in July 2011.  Previously, Ms. Ruff had a 32 year career with the Duke Energy organization, one of the largest electric power companies in the United States focused on electric power and gas distribution operations, and other energy services in the Americas.  Ms. Ruff served as President of Nuclear Development at Duke Energy from December 2008 until her retirement in December 2010.  Prior to that position at Duke Energy, Ms. Ruff served as President of Duke Energy Carolinas, an electric utility providing electricity and other services to customers in North Carolina and South Carolina.  Ms. Ruff joined the Duke Energy in 1978 and prior to these last two offices, held various positions, including, Vice President and General Counsel of Corporate, Gas and Electric Operations; Senior Vice President and General Counsel for Duke Energy; Senior Vice President of Asset Management for Duke Power; Senior Vice President of Power Policy and Planning; Group Vice President of Power Policy and Planning; and Group Vice President of Planning and External Affairs.  Ms. Ruff currently serves on the Board of Directors of Aqua America, Inc., having been first elected to its board in 2006, and is a member of its Executive Compensation Committee.  Ms. Ruff has a B.A. in Business from Simmons College and a J.D. from the University of North Carolina Chapel Hill.

The Board believes Ms. Ruff’s extensive knowledge and experience in the power industry will provide the Board with unique insight to that industry, in which the Company has many customers and is seeking to increase its presence.  Furthermore, Ms. Ruff’s significant legal and general business experience, successful leadership, demonstrated by serving in roles such as General Counsel and President of large organizations, and her experience as a director of another public company, are important qualifications, skills and experience that benefit the Board.

Manuel N. Stamatakis

Director since 2002; age 66

Mr. Stamatakis is the President and Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Valley Forge, Pennsylvania.  Mr. Stamatakis is also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide.  Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit, charitable and for-profit organizations, and currently serves, among others, as Chairman of the Board of Greater Philadelphia Tourism Marketing Corporation, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation; and Chairman of the Pennsylvania Supreme Court Investment Advisory Board.  Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University.

The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge, and experience, particularly the experience and knowledge gained from starting and leading a business.  Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO and of a business enterprise and as a board member of numerous not-for-profit and for-profit organizations, some of which are very significant in size and scope.

Sotirios J. Vahaviolos

Director since 1978; age 68

Dr. Vahaviolos has been the Chairman, President and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp.  Prior to forming Mistras, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories.  Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from Columbia University School of Engineering.  During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG).  Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life board member of the International Committee for Nondestructive Testing.  Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005.  He was also one of the six founders of NDT Academia International in 2008.

Mr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business.  In addition, his significant experience as the company’s founder, Chairman, President and CEO, his leadership of our Company over three decades during various economic cycles and through its successful initial public offering, and his 44% ownership interest in the Company, position him well to serve as our Chairman.

W. Curtis Weldon

Age 67

Mr. Weldon served 20 years in the United States Congress as Representative for the 7th District of Pennsylvania from 1987 to 2007.  Mr. Weldon retired from Congress as Vice Chairman of the Armed Services Committee and Vice Chairman of the Homeland Security Committee and during his tenure also served as Vice Chair, House Armed Services Committee; Chairman, Tactical Air and Land Forces Subcommittee; Chairman, Military R&D

Subcommittee; Vice Chair, Homeland Security Committee; and Member, House Science Committee.  Mr. Weldon also organized and chaired the National Disaster Fire and EMS Caucus for 20 years and served as America’s Honorary Fire Chief.  Mr. Weldon also served on 60 Bi-Partisan Congressional Delegations to over 125 countries.  Since his retirement from Congress, Mr. Weldon founded Jenkins Hill International in 2007, which provides national and international consulting services.  Mr. Weldon also serves on the board of advisors or directors of numerous organizations, including the U.S. Congress Defense & Security Task Force, Department of Homeland Security Technical Advisory Panel, Center for Campus Fire Safety, and Transeco Energy Corporation, and is actively involved in fire safety and prevention and first responders organizations.  Mr. Weldon received his BA in Humanities with concentration in Russian Studies from West Chester University, an associate’s degree in Fire Science from Delaware County Community College and is a National Fire Prevention Association Certified Fire Protection Specialist.

The Board believes that Mr. Weldon’s vast experience in Congress and his leadership roles in foreign affairs bring unique insight and experience to the Board.  In addition, Mr. Weldon’s experience in foreign relations in many countries will provide valuable assistance to the Company as we look to expand our international business.  Mr. Weldon’s experience with and knowledge of government will also assist the Company as we look to grow our asset protection solutions offerings for public infrastructure, such as bridges, and military equipment, such as aircrafts.  Mr. Weldon’s leadership in fire safety and prevention is also complimentary to our emphasis on safety and accident prevention.

Vote Required and Recommendation of the Board.  The seven nominees receiving the greatest number of votes cast for their election as directors will be elected.  The Board intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions.  The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2.            RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2015.  Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the shareholders on the appointment.  The Audit Committee will reconsider the appointment of KPMG if shareholders do not ratify the appointment.  Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in our and our shareholders best interests.

A representative of KPMG is expected to attend the 2014 Annual Meeting and will have the opportunity to make a statement if the KPMG representative desires to do so and to respond to appropriate questions presented at the meeting.

KPMG was first appointed as our independent registered public accounting firm upon our dismissal of our prior auditors, PricewaterhouseCoopers LLC (“PwC”), on January 24, 2013. The Audit Committee approved the decision to change our independent registered public accounting firm.

The audit reports of PwC on the consolidated financial statements of the Company as of and for the fiscal years ended May 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In addition, the audit reports of PwC on the effectiveness of internal control over financial reporting as of May 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended May 31, 2012 and 2011 and the subsequent interim period through January 24, 2013, the Company had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its report on the consolidated financial statements of the Company for each of the two years.

No “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the fiscal years ended May 31, 2012 and 2011 and the subsequent interim period through January 24, 2013.

We provided PwC with a copy of our Report on Form 8-K announcing our dismissal of PwC, which included the assertions in the prior three paragraphs, prior to its filing with the SEC.  We also requested that PwC furnish us with a letter addressed to the SEC stating whether it agreed with our statements in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it did not agree.  A copy of that letter dated January 30, 2013 was filed as an exhibit to that Form 8-K.

During the fiscal years ended May 31, 2012 and 2011 and the subsequent interim period preceding the appointment of KPMG, neither we nor anyone on our behalf consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on financial statements; and as such, neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv) and the related instructions to this Item) or a “reportable event” (as defined in Regulation S-K, Item 304(a)(1)(v)).

Vote Required and Recommendation of the Board.  The ratification of the appointment of the independent registered public accounting firm requires the approval of a majority of the votes cast for this matter.  The Board intends to vote all proxies for the ratification of KPMG, unless you indicate otherwise on your proxy card or pursuant to your voting instructions.  The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2015.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting process, accounting policies and procedures and the system of internal controls of the Company.  The Company’s management is responsible for preparing the Company’s consolidated financial statements and designing and monitoring a system of internal controls.  The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent, integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and expressing its opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, based upon its audit.  The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and KPMG.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and KPMG.  These meetings also included private sessions with the internal auditors, KPMG, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings and such other times as the Audit Committee deemed appropriate.  Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2014 were prepared in accordance with generally accepted accounting principles.  The Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditor and KPMG.  The Audit Committee also discussed with the Company’s internal auditor and KPMG the overall scope and plans for their respective audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

The Audit Committee has discussed with KPMG matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).  In addition, KPMG provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee and KPMG have discussed KPMG’s independence from the Company and its management, including the matters in those written disclosures.  Additionally, the Audit Committee considered the non-audit services provided by KPMG and the fees and costs billed and expected to be billed by KPMG for those services and concluded that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.

Based upon these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014 for filing with the Securities and Exchange Commission.

James J. Forese, Chairman

Ellen T. Ruff

Manuel N. Stamatakis

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG for professional services rendered for the audit of our fiscal 2014 and 2013 financial statements and the fees billed in fiscal 2014 and 2013 for the other services listed below.

	2014	2013
Audit Fees	$1,016,000	$1,150,000
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	23,675	–
Total	$1,039,675	$1,150,000

Not included in the fees for 2013 were $460,715 of fees paid to PricewaterhouseCoopers LLC.

Audit Fees:  Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, and audits of statutory financial statements for certain international subsidiaries.

All Other Fees:  Consisted of fees related to the Company’s Form SD for conflict minerals.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor.  All of the fees and services described above were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of its auditing function.

ITEM 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking our shareholders to cast an advisory vote on the compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” section of this proxy statement and as described in the “Compensation Discussion and Analysis” section of this proxy statement.

The Compensation Committee of the Board recommends, approves and governs all of the compensation policies and actions for all of our named executive officers.  The section of this proxy statement captioned “Compensation Discussion and Analysis” provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers.  We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.

Shareholders are being asked to approve the adoption of the following resolution:

“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”

While the results of the shareholder vote on executive compensation is non-binding, the Compensation Committee and the Board value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required and Recommendation of the Board.  The advisory vote on executive compensation will be considered approved if a majority of the shares of common stock present or represented by proxy at the annual meeting vote FOR this item.  The Board intends to vote all proxies to approve executive compensation, unless you indicate otherwise on your proxy card or pursuant to your voting instructions.  The Board unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation of our named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2014 Proxy Statement.  Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2014.

Daniel M. Dickinson, Chairman

Richard H. Glanton

Manuel N. Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation programs and policies have been developed to link incentive compensation to Company performance and increases in shareholder value and pay amounts that are reasonably competitive, fair and based upon each executive officer’s contributions to performance.  In fiscal 2014, we kept the annual incentive plan as it has been for the past few years, as we and the Compensation Committee believe this plan achieves our overall executive compensation objectives.  In fiscal 2014, we changed the long-term incentive compensation in an effort to reward results over a longer period of time and to more closely align equity compensation with shareholder interests.  To accomplish this, we awarded performance share units, which are tied to our earning per share growth and the return to our shareholders relative to other companies in our sector over a three year period.  This new plan is discussed in more detail below.

Overview and Philosophy

Our executive compensation objectives are to have compensation programs and policies that (1) align individual performance with our operational objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance.  Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business and aligning the long-term interests of our executives and shareholders.

Our current compensation program for our executive officers includes our “named executive officers,” who are listed in the Summary Compensation Table below. We have two incentive programs, an annual incentive plan, or “AIP”, and a long-term plan. The awards for both plans are based primarily on the Company’s financial performance, with the AIP being a cash program, while the long-term plan awards equity interests in the Company.  The objective of the AIP is to pay executive officers currently in cash based on the Company’s and the executives’ performance that year.  The long-term program offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.

Role of Compensation Committee

The Compensation Committee is responsible for the executive compensation program design and decision-making process, with input from the Chairman and CEO.  The Compensation Committee annually reviews the Chairman and CEO’s performance, establishes his compensation, and reviews with the Chairman and CEO his assessment of the other members of senior management and his recommendations for their compensation.  The Compensation Committee consists of three directors who meet the independence requirements of the NYSE (Messrs. Dickinson, Glanton and Stamatakis).

The Compensation Committee has an active role in overseeing the design and implementation of the two incentive programs. In addition, the Compensation Committee worked closely with senior management to develop a peer group for purposes of benchmarking compensation. The Compensation Committee retained an independent compensation consultant, Pay Governance LLC, to review the compensation programs and assist in the development of the long-term incentive program.  Pay Governance has been retained directly by the Compensation Committee and any services rendered for us are as directed by the Compensation Committee.

Components of Executive Compensation for Fiscal 2014

The principal components of our current executive compensation program are base salary, the AIP and the long-term equity incentive awards. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each executive officer in its determination of each individual component of that package. We also provide some benefits, such as car allowances, but these are not a significant portion of our compensation program.

Base salary is a fixed compensation amount paid during the course of the fiscal year. Each named executive officer’s base salary is reviewed annually by the Compensation Committee. The Compensation Committee took into account benchmarking information regarding our executive officers’ base salary against an industrial peer group and broader database when determining adjustments to executive officers’ salaries.

The AIP and long-term compensation program for our executive officers are performance based, and are tied to our results and return to shareholders, as described below. The objective of these plans is to link compensation to our performance.  The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the AIP and the long-term plan, more than 50% of total compensation for all of our named executive officers is performance-based, and almost 75% of our Chairman and CEO’s compensation is performance-based.

The AIP is a cash bonus program pursuant to which executive officers can earn a percentage of their base salary based upon our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no bonus can be earned for that metric.

The long-term compensation program provides executive officers with the opportunity to earn equity based our performance against agreed upon metrics.  We changed this program in fiscal 2014.  Previously, executives would earn restricted stock units, or RSUs, after the year based upon performance against metrics, which were similar, and in some cases identical, to the AIP metrics.  The RSUs would then vest over a period of four years.  Under the new program, we awarded each executive performance share units, which allow executives to earn shares based upon our performance over 3 years.  The performance metrics for the long-term plan for 2014 are adjusted EPS growth and the total shareholder return of our common stock over 3 years relative to an investment peer group.  We designed this plan to reward executives for long-term performance against metrics which most directly impact our shareholders.  More details of the program are described below.

Each executive has a target award potential he can earn under each program expressed as a percentage of his base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance against specific metrics.

The following are the target awards for our named executive officer under each program.

		Percentage of Base Salary
Name	Title	AIP	Long-Term
Sotirios J. Vahaviolos	Chairman, President and Chief Executive Officer	85%	200%
Jonathan H. Wolk	Executive Vice President, Chief Financial Officer and Treasurer	55%	80%
Michael J. Lange	Group Executive Vice President, Services	60%	100%
Dennis Bertolotti	Services President and Chief Operating Officer	50%	80%
Michael C. Keefe	Executive Vice President, General Counsel and Secretary	50%	80%

Annual Incentive Plan

For fiscal 2014, performance metrics for the AIP were (i) EBITDAS, which is net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related expenses, and other unusual and/or nonrecurring expenses, which accounted for 30% of the award, (ii) revenue, which accounted for 30% of the award and (iii) EBITDAS as a percent of revenue, also known as EBITDAS margin, which accounted for 20% of the award.  These metrics were established at the beginning of fiscal 2014 based upon the Company’s internal plan and budget.  With respect to the Chief Executive Officer, the Chief Financial Officer, the General Counsel, and other executive officers who are not responsible for one particular business unit or segment, the Company’s overall performance accounted for 100% for these three metrics under the AIP (which comprise 80% of the award opportunity).  For the Group Executive Vice Presidents and other executive officers whose primarily responsibilities are to manage a business unit or segment, the EBITDAS, revenue and EBITDAS margin metrics under the AIP were based 75% on their specific business unit’s or segment’s performance and 25% on the Company’s overall performance.  The remaining 20% of the award potential for all executive officers was based upon the individual executive officer’s performance relative to specific individual objectives.

The revenue, EBITDAS and EBITDAS margin metrics were selected for the AIP because these are the primary metrics management and the Board use to evaluate our performance.  The EBITDAS margin metric was selected to provide incentives for management to continue growing the business while maintaining an appropriate level of profitability

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric.  At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric.  If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of target award.  If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive in excess of 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of the target performance level.  If performance is between 100% and 120% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in percentage of target award.  The Compensation Committee determines the individual performance portion of the AIP award for the Chairman and Chief Executive Officer.  The Chairman and Chief Executive Officer and the Compensation Committee determine the individual performance portion of the AIP awards for the other executive officers.

Long-Term Incentives

In fiscal 2014, the Compensation Committee modified the long-term equity compensation plan for our executive officers.  Under the new plan, each executive officer has a target number of performance share units (“PSUs”) he can earn, which is a based upon a percentage of his base salary as set forth in the table above and the beginning price of our common stock for determining total shareholder return, as described below.  At the end of the performance period, the PSUs earned will be paid in shares of the Company’s common stock based upon performance against performance metrics.  The number of PSUs earned will depend upon how well we perform against the metrics.  The performance metrics are (i) compounded annual growth rate (CAGR) for adjusted earnings per share, or adjusted EPS, which accounts for 75% of the award, and (ii) relative total shareholder return which accounts for 25% of the award.  The plan provides for a three year measuring period, so awards will be paid based upon the performance of the adjusted EPS CAGR versus the target adjusted EPS CAGR and the total shareholder return, or TSR, of our common stock relative to the common stock of companies in an investment peer group (“Investment Peer Group”).  The Investment Peer Group consists of companies in the testing, inspection construction management and engineering sectors.

The Adjusted EPS is fully diluted earnings per share, or EPS, under generally accepted accounting principles (GAAP), adjusted to remove the effect of (a) non-cash, non-routine items, such as intangible asset impairment charges, and (b) acquisition-related items which are (i) transaction expenses related to acquisitions, such as professional fees and due diligence costs and (ii) the net changes in the fair value of acquisition-related contingent consideration liabilities.

Relative TSR is determined by comparing the TSR of Mistras common stock versus the TSR of the common stock of the members of the Investment Peer Group.  TSR is measured by the change in the stock price of a company from the beginning of a period to the end of the period, plus any distributions to common shareholders.  All of these calculations are adjusted for stock splits, stock dividends or other adjustments in common shares.  The price at the beginning of the period is the average closing price over the 20 trading day period at beginning of the period.  At the end of the measuring period, the same 20 trading day period will be used to determine the ending price, and thus the change in the stock price.  This metric is a relative measure, so the metric will measure the TSR of the Company’s common stock during the performance period relative to the members of the Investment Peer Group.  For example, if the TSR of our common stock during the performance period is 30% and this return places the our common stock’s TSR performance at the 70th percentile of the Investment Peer Group, the PSUs earned with respect to TSR will be based upon the Company being at the 70th percentile (which would result in an executive earning 150% of target for that metric, based upon the table below).

If the performance for a specific metric is at target level, the executive will receive 100% of his target performance share units in Company common stock for that metric.  Each unit is the equivalent to one share of common stock that will be awarded at 100% of target performance.  Each executive officer can earn between 0% and 200% of his target award, based upon performance.   The following are the targets levels for each metric for the PSU awards granted in fiscal 2014.

Level of Performance	Adjusted EPS CAGR	Percent of Target	Relative TSR Percentile	Percent of Target
Minimum Performance	7.5%	30%	30%	30%
Target	12.5%	100%	50%	100%
Maximum	20%	200%	90%	200%

Below the minimum performance level, no PSUs will be earned for that metric.  At minimum performance level of a metric, 30% of the target PSUs for that metric will be earned.  If the performance level is at or above the maximum performance level for that metric, 200% of the target PSUs for that metric will be earned.  If the performance level for a metric is between minimum performance and target, or between target and maximum performance, the amount of the award would be calculated based upon a straight-line interpolation.

Each metric is measured over a three year period.  Accordingly, EPS CAGR is measured in terms of compounded annual growth over three years, which is initially fiscal years 2014 to 2016.  Likewise, the relative TSR is based upon comparing the 3 year TSR of Mistras common stock versus common stock of the members of the Investment Peer Group during the three year period.  The opening price for any period is the average closing price over the 20 trading day period beginning August 10 (or the next business day if August 10 is not a business day), and the ending price will be the average closing price over the 20 trading day period beginning August 10 three years later.  Distributions and dividends from August 10 at the beginning of the period to August 9 three years later will be included for purposes of determining the TSR for a given stock.  The initial period for relative TSR was 20 trading day period beginning August 12, 2013 to the 20 trading day period beginning August 10, 2016.  The average closing price for Mistras common stock over the initial 20 trading day period was $18.33.  This was also the price used to determine the number of PSUs each executive was awarded.

A transition period is being used for the program because, in the past, awards were paid annually based upon one-year performance metrics.  With the change to a three year performance period, awards were granted for a one-year period and a two-year period.  If no such awards were granted, the executive officers would have a two year period for which they earn no awards.  Accordingly, in order to keep the level of annual compensation opportunity comparable year over year, the Compensation Committee decided to provide for transition awards.

Therefore, each executive officer was granted one award for the one-year period for fiscal 2014, one award for the two-year period of fiscal 2014 to 2015 and one award for the three-year period of fiscal 2014 to 2016.  At the beginning of fiscal 2015, and annually thereafter, each executive officer will receive a single award with a three year measuring period.  For example, the awards at the beginning of fiscal 2015 will cover the period of fiscal 2015 to 2017.  In the future, transition awards could be granted to new executive officers who were not already participating in the three-year performance period plan.

At the end of the three year performance period, the performance units earned will be converted into shares of Mistras common stock which will then be fully vested.  Prior to the end of the 20 trading day period at the end of the three year performance period, no units will vest, and the award will terminate if an executive officer’s employment is terminated prior to the end of that 20 trading day period, except as otherwise provided in the Company’s severance policy or any employment agreement between the Company and the executive.  The one-year and two-year transition awards will not vest until the end of the first three year period is completed (the end of the 20 trading day period that begins on August 10, 2016).

The Investment Peer Group used to determine TSR includes the compensation peer group, but also includes a broader range of companies in the testing, inspection, construction management and engineering industries.  This group was selected because it is the industry sector in which we are identified for investment purposes.  The Investment Peer Group is larger than our compensation peer group in order to capture an appropriate average, given the potential distortion that could result in the performance of a small group if one or two companies had significant changes in stock price (positive or negative).  The Investment Peer Group consists of the following companies:

AECOM Technology Corporation	Aegion Corporation
The Babcock & Wilcox Company	Badger Meter Inc.
Barrett Business Services, Inc.	Bureau Veritas S.A.
Cal Dive International, Inc.	Chicago Bridge & Iron Company N.V.
Circor International, Inc.	The Corporate Executive Board Company
Exponent, Inc.	Fluor Corporation
Forster Wheeler AG	Furmanite Corporation
GP Strategies Corporation	Jacobs Engineering Group Inc.
KBR, Inc.	Matrix Service Company
McDermott International, Inc.	MYR Group Inc.
Quanta Services, Inc.	SGS SA
Team, Inc.	Tetra Technologies, Inc.
URS Corporation	Willbros Group, Inc.

Benchmarking and the Role of Compensation Consultant

To assist in the assessment of the appropriateness and competiveness of our compensation programs, management and the Compensation Committee, with the assistance of Pay Governance, developed a peer group, which was modified in 2013 to take into account the growth of the Company.  In deciding the companies to include in the compensation peer group, management, the Compensation Committee and Pay Governance focused on companies that are involved in or related to the asset protection industry or industrial business services, and primarily selected firms that were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization.

The compensation peer group consists of the following companies:

Aegion Corporation	Badger Meter Inc.
Barrett Business Services, Inc.	Cal Dive International, Inc.
Circor International, Inc.	The Corporate Executive Board Company
Furmanite Corporation	GP Strategies Corporation
Matrix Service Company	Team, Inc.

The Compensation Committee also retained Pay Governance to perform a benchmarking study in 2013 of our executive compensation against the compensation peer group. Pay Governance provided the Compensation Committee with a report comparing our executive compensation against the compensation peer group and against a national executive compensation survey database, focusing on companies of comparable size, which provided a broader sampling of data points for comparison than the proxy data for the companies in the compensation peer group.

The Compensation Committee used the report to assess the competiveness of our compensation programs and the various components and to assist the Compensation Committee in making compensation decisions. The Compensation Committee considered base salaries, target award levels, total cash compensation (base salary and AIP awards), long-term equity compensation, and total compensation in this assessment. Furthermore, the report provided the Compensation Committee and management with information to assist in the continuing development of our executive compensation programs.

As stated above, Pay Governance also assisted and advised the Compensation Committee on the development of the new long-term compensation plan for executive officers.

Pay Governance does not perform any work for our management and is retained only by the Compensation Committee.

2014 Compensation

The following is a discussion of the decisions made on the various components of executive compensation for fiscal 2014 for our named executive officers.  Mr. Orlando did not participate in the executive compensation programs since his role was as interim CFO until the hiring of Mr. Wolk, and his compensation was based upon his normal compensation for his position as group controller.

Base Salary

Executive officers are reviewed and provided with salary adjustments, if any, after the conclusion of the fiscal year. This enables the Compensation Committee and the Chairman and CEO to make decisions after reviewing our financial performance during the then just completed fiscal year and evaluating the executive officers’ performance during that period. Our executive officers’ salaries for fiscal 2014 are set forth in the Summary Compensation Table below.

During fiscal 2014, Sotirios Vahaviolos’ base salary was $485,000.  Effective August 1, 2014, the Compensation Committee increased Dr. Vahaviolos’ base salary 4% to $504,400.  The other named executive officers also received a 4% increase in their base salaries, effective August 1, 2014, with the new base salaries being: $338,000 for Jonathan Wolk; $316,400 for Michael Lange; $292,000 for Dennis Bertolotti; and $263,120 for Michael Keefe.

Annual Incentive Plan

The Company performed above the target level for revenue, achieving 106.6% of target performance, which resulted in a payout of 132.9% of target award for this metric.  The Services division, on which a portion of Messrs. Bertolotti’s and Lange’s AIP awards are based, was also above target for revenue, achieving 109.1% of target for a payout of 145.4% of target award for the revenue metric.  Both the Company and Services EBITDAS performance were below target, with the Company achieving 91.3% of target for a 56.5% payout, while Services achieved 93.7% of target for a 68.6% payout.  However, the Company and the Services division missed the threshold level for EBITDAS margin and therefore no payout was earned for the EBITDAS margin metric.  All the named executive officers received awards based upon the performance of these metrics calculated in accordance with the AIP.

The awards for individual performance for Dr. Vahaviolos and Messrs. Keefe, Lange and Wolk were paid at the target amount of 20%.  The Compensation Committee recognized that, while the profitability performance was below expectation, the Company and the Services division still had strong revenue growth, including strong organic growth, during a period in which many companies in the NDT and asset protection services industry were showing modest, if any, growth.  In addition, the lower than expected profitability was due in part to investments and upfront costs for a large contract in Alaska and start-up costs for strong business potential in Canada.  Accordingly, the Compensation Committee believed awards at target for individual performance were warranted.  The Compensation Committee awarded Mr. Bertolotti an additional $25,000 for his discretionary portion due to his significant contributions resulting in the award of a large Alaska contract and new business potential in the Canadian oil sands.

The 2014 AIP awards for our named executive officers are set forth in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

Each executive officer was awarded PSUs during 2014, which is the target award for that individual.  The target award of PSUs is determined based upon a percentage of the individual’s base salary, divided by the stock price at the beginning of the performance period using the 20 trading day average used to determine the opening Mistras stock price for purposes of relative TSR, which was $18.33.  The percentage of base salary used to determine the awards was the same level for each position under the prior long-term incentive plan for executive officers.

The following are the number of PSUs awarded to each named executive for the initial three year performance period and the two transition periods:

	PSUs Awarded for each Performance Period
Name	One-year Period Fiscal 2014	Two-year Period Fiscal 2014-2015	Three-year Period Fiscal 2014-2016
Sotirios J. Vahaviolos	52,919	52,919	52,919
Jonathan H. Wolk	14,184	14,184	14,184
Michael J. Lange	16,596	16,596	16,596
Dennis Bertolotti	12,220	12,220	12,220
Michael C. Keefe	11,042	11,042	11,042

For the one year transition award, the Company did not achieve the minimum adjusted EPS, so no shares will be earned by our executive officers for the adjusted EPS portion of these PSUs.  For the TSR portion, the relative TSR for Mistras common stock will not be known until mid-September 2014 after the 20 trading day measuring period is completed.

Additional Awards in 2014

In fiscal 2014, some of our named executives received special or one-time awards. In October 2014, Mr. Bertolotti received a cash bonus of $20,800 and 5,500 RSUs, Mr. Keefe received a cash bonus of $14,800 and 3,000 RSUs, and Mr. Lange received 10,000 RSUs.  All of these RSUs vest 100% after three years.  These awards were given as incentives to retain these executives and to provide additional compensation based upon the benchmarking study the Compensation Committee received from Pay Governance.  Mr. Bertolotti was also awarded a $30,000 cash bonus and 10,000 RSUs as a reward for the Company signing a large, exclusive long-term contract in Alaska.  Mr. Orlando was awarded 2,000 RSUs and a $25,000 bonus for serving as interim chief financial officer.  Mr. Wolk was awarded 25,000 RSUs on his first day of employment as an incentive to join our senior management team.  The RSUs awarded to Mr. Bertolotti for the Alaska contract and to Mr. Wolk and Mr. Orlando vest 25% per year on each of the first four anniversary dates of the grant.

Overall Compensation for 2014 Performance

The Compensation Committee reviews compensation awarded to our executive officers based on compensation and awards related to a particular fiscal year, and our performance for that fiscal year.  Due to the SEC disclosure rules for the Summary Compensation Table under “Executive Compensation,” the compensation set forth in that table for a particular year does not necessarily align with the actual compensation related to that year.  For example, RSUs granted in August 2013 pertain to and were based upon fiscal 2013 performance and the Compensation Committee views these grants as 2013 compensation.  However, the Summary Compensation Table does not include these amounts in fiscal 2013, as these awards were made after the end of fiscal 2013, but instead these amounts are included in fiscal 2014, the year in which the RSUs were actually granted.  In addition, PSU grants in fiscal 2014 are valued in the Summary Compensation Table entirely in fiscal 2014 based upon the value used for stock compensation accounting under FASB ASC Topic 718, as required by the SEC rules for summary compensation table disclosure.  However, only the one-year transition award pertained only to fiscal 2014, while the other two awards are based upon performance in 2014 plus subsequent periods.  Furthermore, this value for accounting purposes may not relate to the actual value received.  For example, 75% of the one year transition award of PSUs pertains to fiscal 2014 adjusted EPS performance, for which the executives earned no shares, so the value that will actually be received will likely be substantially less than the value in the summary compensation table for that portion of the PSU awards.

Role of Executive Officers in Setting Compensation

Dr. Vahaviolos plays a role in setting compensation for executive officers, as has been the case historically since he founded the Company over 36 years ago.  Dr. Vahaviolos has been operating in the NDT and asset protection industry for close to 40 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors.  In 2014, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding our other executive officers and the level of overall equity awards, but his recommendations are subject to the Compensation Committee’s independent review and approval.  We expect this practice will continue in the future, as the Compensation Committee values Dr. Vahaviolos’ input and guidance regarding compensation for other executive officers.

Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible.  However, these are not the driving or most influential factors.  The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements and Severance Arrangements

We have an employment agreement with Dr. Vahaviolos for the positions of Chairman of the Board and Chief Executive Officer.  The agreement is currently in a one year term which automatically renews for successive one-year periods in the absence of an election by either party to terminate.  The employment agreement is described further under “Vahaviolos Employment Agreement” and the subheading of “Dr. Vahaviolos” under “Potential Payments upon Termination of Employment.”  In 2013, we established a severance plan for our other named executives officers that is further explained in “Potential Payments upon Termination of Employment” under the subheading “Our Other Named Executive Officers.”

Hedging Prohibitions

Our Insider Trading Compliance Policy prohibits all of our employees, including our executive officers, and directors from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short or (iii) holding our securities in margin accounts.

Continuing Review of Compensation Practices

We continue to review our compensation practices and programs and expect to make changes going forward.  One area we will be monitoring is the effectiveness of our new long-term plan.

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee and senior management assessed whether our compensation practices and programs for employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, any persons who served in the role of principal financial officer during fiscal 2014, and each of the next three most highly compensated executive officers in fiscal 2014.  We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards $(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sotirios J. Vahaviolos	2014	476,286	–	4,539,751	316,690	24,408	5,357,136
Chairman, President and	2013	435,486	–	797,022	212,598	24,113	1,469,219
Chief Executive Officer	2012	424,679	–	789,094	331,771	24,038	1,569,582

Jonathan H. Wolk	2014	168,750	–	1,648,459	137,315	42,509	1,997,033
Executive Vice President, Chief
Financial Officer and Treasurer (effective November 18, 2014)

Francis T. Joyce	2014	88,269	–	57,005	–	3,672	148,946
Chief Financial Officer	2013	253,599	–	183,355	47,341	11,097	495,392
(June 1 2013 to August 29, 2013)	2012	245,706	–	181,487	104,965	14,799	546,957

Philip Orlando	2014	180,817	55,000	133,960	–	5,258	375,034
Interim Principal Financial Officer (September 4, 2013 to November 17, 2013)

Michael J. Lange	2014	302,040	–	1,614,507	150,332	8,488	2,075,367
Group Executive Vice President,	2013	296,522	–	279,508	109,954	8,529	694,543
Services	2012	283,292	–	277,762	204,021	11,410	776,485

Dennis Bertolotti	2014	272,615	50,800	1,388,859	140,310	16,541	1,869,125
President and Chief Operating	2013	243,128	–	183,334	75,182	12,871	514,515
Officer, Services	2012	231,360	–	192,804	141,744	11,569	577,477

Michael C. Keefe	2014	248,754	14,800	1,003,370	97,177	14,322	1,378,423
Executive Vice President,	2013	226,204	–	162,982	65,700	13,218	468,104
General Counsel and Secretary	2012	208,889	–	181,056	95,780	13,230	498,955

(1)         This column represents the value of RSUs and PSUs based upon their grant date fair value for stock compensation under FASB ASC Topic 718.  See Note about the Summary Compensation Table on the next page.

The following table on the top of the next page sets forth the number of units and grant date fair value under FASB ASC Topic 718 assuming payouts at threshold (30%), target and maximum (200%).  See “Grants of Plan-Based Awards in Fiscal 2014” regarding valuation assumptions.

		Number of Units			Grant Date Value
Name	PSU Cycle	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
S. Vahaviolos	2014	15,876	52,919	105,838	430,113	1,433,711	2,867,422
	2014-15	15,876	52,919	105,838	428,010	1,426,699	2,853,397
	2014-16	15,876	52,919	105,838	430,391	1,434,637	2,869,273

J. Wolk	2014	4,255	14,184	28,368	115,284	384,280	768,560
	2014-15	4,255	14,184	28,368	114,720	382,401	764,802
	2014-16	4,255	14,184	28,368	115,284	384,528	769,056

M. Lange	2014	4,979	16,596	33,192	134,888	449,627	899,254
	2014-15	4,979	16,596	33,192	134,228	447,428	894,856
	2014-16	4,979	16,596	33,192	134,975	449,918	899,835

D. Bertolotti	2014	3,666	12,220	24,440	99,321	331,070	662,140
	2014-15	3,666	12,220	24,440	98,835	329,451	658,902
	2014-16	3,666	12,220	24,440	99,385	331,284	662,568

M. Keefe	2014	3,313	11,042	22,084	89,748	299,161	598,322
	2014-15	3,313	11,042	22,084	89,309	297,697	595,394
	2014-16	3,313	11,042	22,084	89,806	299,354	598,708

The following table sets forth the threshold, target and maximum each named executive officer may potentially earn for the one year transition award for the 2014 performance period, based upon grant date fair value per unit pursuant to FASB ASC Topic 718.  No units will be earned for the adjusted EPS metric, which accounts for 75% of the award, because the Company failed to meet the minimum performance for a threshold award in fiscal 2014, so these PSUs were not included.

		Number of Units			Grant Date Value
Name	PSU Cycle	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
S. Vahaviolos	2014	3,969	13,230	26,460	138,399	461,330	922,660
J. Wolk	2014	1,064	3,546	7,092	37,095	123,649	247,298
M. Lange	2014	1,245	4,149	8,298	43,403	144,676	289,351
D. Bertolotti	2014	917	3,055	6,110	31,958	106,528	213,056
M. Keefe	2014	828	2,761	5,522	28,883	96,276	192,552

(2)          The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal year, based upon the Company’s performance against financial metrics and the individual performance of the named executive officer during the fiscal year.

(3)              All Other Compensation in 2014 included the following:  $14,460 of vehicle usage and $8,682 of matching contributions under our 401(k) plan for Dr. Vahaviolos; $39,374 of relocation expenses for Mr. Wolk; $3,510 of vehicle usage and $3,744 of matching contributions under our 401(k) plan for Mr. Lange; $8,956 of vehicle usage and $4,862 of matching contributions under our 401(k) plan for Mr. Bertolotti; and $5,400 of vehicle allowance and $7,906 of matching contributions under our 401(k) plan for Mr. Keefe.

Note about the Summary Compensation Table:  The SEC disclosure rules require that the Summary Compensation Table include in each year the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of all stock, option or other equity awards granted during that year.  In August 2013, subsequent to our May 31, 2013 fiscal year end, we granted RSUs to our named executive officers as part of their 2013 compensation.  These grants were based upon our performance in 2013 against financial performance metrics and the performance of the individual named executive officers during 2013. As a result of the grants being made after the end of fiscal 2013, these RSUs do not appear in the table as 2013 compensation, but appear in the table as 2014 awards. Similarly, in August 2012, after the end of our 2012 fiscal year, we granted RSUs to our named executives as part of their 2012 compensation. As a result of the grants being made during fiscal 2013, these RSUs did not appear in the table as 2012 awards, but appear in the table as 2013 awards and are part of the total compensation for 2013. Furthermore, PSUs awarded in fiscal 2014 are included in the table above at the grant date fair value under FASB ASC Topic 718, even though these grants are for performance over multiple periods  and the named executives may earn much less or more than the grant date fair value under FASB ASC Topic 718.  Accordingly, the Summary Compensation Table does not fully align certain equity awards with the fiscal years for which equity awards relate. See the Compensation Discussion and Analysis for a discussion about executive compensation decisions for 2014.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information regarding grants of plan-based awards to our named executive officers in fiscal 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
Sotirios J. Vahaviolos	(1)	206,125	412,250	824,500
Jonathan H. Wolk	(1)	89,375	178,750	357,500
Michael J. Lange	(1)	91,260	182,520	365,040
Dennis Bertolotti	(1)	70,000	140,000	280,000
Michael C. Keefe	(1)	63,250	126,500	253,000

(1)       Amounts are potential payouts under the Company’s annual incentive plan for executive officers for fiscal 2014, which are based on Company performance goals.  The threshold assumes minimum performance and minimal awards for individual performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout and maximum award for individual performance, which pays out at 200% of target award level.  The actual awards for fiscal 2014 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for fiscal 2014.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: number of shares of stock or units (#) (2)	Grant date fair value of stock and option awards ($)
Sotirios J. Vahaviolos	8/14/2013				12,745	244,704
	1/21/2014	15,876	52,919	105,838		1,433,711
	1/21/2014	15,876	52,919	105,838		1,426,699
	1/21/2014	15,876	52,919	105,838		1,434,637

Jonathan H. Wolk	11/18/2013				25,000	497,250
	1/21/2014	4,255	14,184	28,368		384,280
	1/21/2014	4,255	14,184	28,368		382,401
	1/21/2014	4,255	14,184	28,368		384,528

Francis T. Joyce	8/14/2013				2,969	57,005

Philip Orlando	8/14/2013				5,000	96,000
	10/22/2013				2,000	37,960

Michael J. Lange	8/14/2013				4,257	81,734
	10/15/2013				10,000	185,800
	1/21/2014	4,979	16,596	33,192		449,627
	1/21/2014	4,979	16,596	33,192		447,428
	1/21/2014	4,979	16,596	33,192		449,918

Dennis Bertolotti	8/14/2013				2,795	53,664
	10/15/2013				5,500	102,190
	1/17/2014				10,000	241,200
	1/21/2014	3,666	12,220	24,440		331,070
	1/21/2014	3,666	12,220	24,440		329,451
	1/21/2014	3,666	12,220	24,440		331,284

Michael C. Keefe	8/14/2013				2,678	51,418
	10/15/2013				3,000	55,740
	1/21/2014	3,313	11,042	22,084		299,161
	1/21/2014	3,313	11,042	22,084		297,697
	1/21/2014	3,313	11,042	22,084		299,354

The grant date value for the stock awards is based upon FASB ASC Topic 718 as follows:

(1)         The awards are PSUs which are valued based upon the target number of units that can be earned.  Adjusted EPS performance accounts for 75% of these award and the grant date fair value of the units pertaining to this metric was the closing price of our common stock on the grant date, which was $24.50.  The other 25% of the PSU awards are based upon relative total shareholder return, or TSR.  The grant date fair value of the units measured by relative TSR was calculated using a Monte Carlo valuation by a third party.

(2)         The awards under the column “All other stock awards: number of shares of stock or units” are all RSUs for which the grant date fair value is the closing price of our common stock on the grant date.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of May 31, 2014:

	Option Awards			Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)(1)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
S. Vahaviolos	1,950,000	13.46	9/01/2019	68,329	1,555,168	158,757	3,613,309
J. Wolk				25,000	569,000	42,552	968,484
P. Orlando				13,081	297,724
M. Lange	139,358	13.46	7/21/2019	34,531	785,926	49,788	1,133,175
D. Bertolotti	26,000	10.00	4/09/2019	32,394	737,287	36,660	834,382
M. Keefe				17,264	392,929	33,126	753,948

(1)         All options are exercisable; no unexercisable or unvested options are outstanding.

Option Exercises and Stock Vesting in Fiscal 2014

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Sotirios J. Vahaviolos			26,886	493,641
Francis T. Joyce	26,250	244,912	4,459	82,491
Philip Orlando			3,194	58,714
Michael J. Lange			10,191	186,846
Dennis Bertolotti			7,354	134,674
Michael C. Keefe	8,750	85,225	5,466	100,496

Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Potential Payments upon Termination of Employment

In fiscal 2013, our Compensation Committee approved a Severance Plan that covers all of our executive officers, providing them with benefits in connection with a termination of employment in certain circumstances.   This severance plan is designed to provide its participants with some level of continued income and benefits upon the termination of their employment with the Company under certain circumstances.

All of our named executive officers will receive the benefits of the severance plan, with the exception of Dr. Vahaviolos, who has an employment agreement with us which controls his severance.

The following summarizes the payments and benefits that would be owed by us to the named executive officers upon termination under the circumstances described below, in each case assuming termination occurred on May 31, 2014.

Dr. Vahaviolos

Event	Salary	Incentive Bonus (1)	Unvested Equity Awards (2)	Healthcare and Other Benefits	Total
Termination by Company without cause/termination by Dr. Vahaviolos for good reason, with no change in control	$727,500	$618,375	$5,168,477	$58,658	$6,573,010

Change of control and termination by Company without cause/termination by Dr. Vahaviolos for good reason	$970,000	$824,500	$5,168,477	$58,658	$7,021,635

Disability or death	$242,500		$5,168,477	$19,870	$5,430,847

(1)         Dr. Vahaviolos is also entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 85% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason.  This amount does not include the amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Dr. Vahaviolos as well.

(2)         Dr. Vahaviolos’ RSUs vest upon the termination of his employment for any of the events listed above and PSUs will be deemed earned and vested at target.  The closing price of our common stock on May 30, 2014 was $22.76 per share, and Dr. Vahaviolos had 68,329 RSUs and 158,757 PSUs as of May 31, 2014.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on our business; (2) fraud involving Mistras; (3) willful failure to carry out material employment responsibilities; or (4) willful violation of a material company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material reduction in his status or position, including a reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (2) a reduction in his base salary or failure to pay such amount; (3) a reduction in his total target incentive award opportunity; (4) a breach by us of any of our material obligations under the employment agreement; (5) a required relocation of his principal place of employment of more than 50  miles; or (6) in connection with a change in control, a failure by the successor company to assume our obligations under his employment agreement.

Termination in connection with a change in control occurs if we terminate Dr. Vahaviolos’ employment without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or we terminate him without cause or he terminates his employment for good reason within two years after a change in control.

Our Other Named Executive Officers

Under the severance plan, if an executive officer’s employment is terminated, the executive officer would receive the following:

•                   If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason in a situation not involving a change in control, the executive officer will receive 12 month base salary plus a pro rata portion of the annual cash bonus for the year in which employment is terminated.

•                   If the executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason, in either case within 6 months before or 2 years after a change in control, he will receive 18 months base salary plus 1-1/2 time his annual cash bonus at the executive officer’s target bonus opportunity.

If an executive officer’s employment is terminated by the Company without cause or the executive officer terminates employment for good reason, not in connection with a change in control, then while he is receiving the termination payment (so long as he is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions which are conditions for severance benefits), all options and RSUs will continue to vest.  Any outstanding performance-based awards will be earned and vested pro rata to the date of termination and the amount of any awards payable or vesting will be determined based on actual performance.  Any vested stock options shall expire 90 days after the end of the severance period.

If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason within 6 months before or 2 years after a change in control, all equity-based incentive awards granted to the executive which were not paid out or fully vested in connection with the change in control shall become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

The following sets forth the severance payments we would pay to our other named executive officers if their employment was terminated at the conclusion of fiscal 2014 by us without cause or by the executive officer for good reason.  Under the severance policy, the terms termination “without cause” and “for good reason” are substantially the same as described above under Dr. Vahaviolos’ employment agreement.

Circumstance of Termination	Salary	Incentive Bonus (1)	Unvested Equity Awards	Healthcare and Other Benefits	Total
No Change in Control
Jonathan Wolk	$325,000		$734,101	$15,906	$1,075,007
Michael Lange	$304,200		$1,005,560	$10,539	$1,320,299
Dennis Bertolotti	$280,000		$781,358	$15,951	$1,077,309
Michael Keefe	$253,000		$617,448	$15,951	$886,399

Change in Control
Jonathan Wolk	$487,500	$268,125	$1,537,484	$15,906	$2,309,015
Michael Lange	$456,300	$273,780	$1,826,558	$10,539	$2,567,177
Dennis Bertolotti	$420,000	$210,000	$1,322,629	$15,951	$1,968,580
Michael Keefe	$379,500	$189,750	$1,142,029	$15,951	$1,727,230

(1)         Does not include amounts paid under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid as well.

Vahaviolos Employment Agreement

We have an employment agreement with Dr. Vahaviolos for the positions of executive Chairman of the Board and Chief Executive Officer.  The agreement currently is in effect for a one-year period which automatically renews each August 31 in the absence of an election by either party to terminate.  The employment agreement provides for an annual review by the Compensation Committee of Dr. Vahaviolos’ base salary and for annual short-term incentive opportunities targeted at no less than 75% of his annual base salary.  Under this agreement, Dr. Vahaviolos was granted an option to purchase 1,950,000 shares of our common stock, which are now fully vested, with an exercise price equal to $13.46 per share.

Under his employment agreement, Dr. Vahaviolos may be entitled to receive payments and other benefits upon the termination of his employment.  These payments and other benefits are described under “Potential Payments upon Termination of Employment” above.  If Dr. Vahaviolos is subject to the federal excise tax on “excess parachute payments” for benefits to which he is entitled under his employment agreement or otherwise from us, he is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

Post-employment payments and benefits under the employment agreement are subject to compliance by Dr. Vahaviolos with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-

solicitation covenants.  The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Dr. Vahaviolos’ employment.  The non-disclosure covenant does not expire.  If Dr. Vahaviolos violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement and must repay us for the post-employment payments and benefits received under the agreement.  All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of us, our affiliates, and our officers, directors and employees.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934.  If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2015 annual meeting of shareholders, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than May 12, 2015, and all applicable requirements of Rule 14a-8 must be satisfied.  If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year.  This can generally be obtained from the bank, broker or other nominee holding the shares.  We are not required to include any proposal received after May 12, 2015 in our proxy materials for the 2015 annual meeting.

A shareholder may also nominate directors or have other business brought before the 2015 annual meeting by submitting the nomination or proposal to us on or after June 23, 2015, and on or before July 23, 2015, in accordance with Section 2.14 of our bylaws.  If, however, our 2015 annual shareholders meeting is held before September 21, 2015 or after December 20, 2015, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws.  The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws.  Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

Take exit for Quakerbridge Road (County Road 533) heading south.  Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638).  Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left.  Upon entering the parking lot, Mistras headquarters is the building on the right.

From Route 1 South from North Brunswick:

Take the second exit for Alexander Road.  Merge onto Alexander Road and take to the traffic circle.  Take the first turn off the traffic circle (¼ of the way around the traffic circle) on to North Post Road.  Take North Post Road to the first traffic light, and make a right onto Clarksville Road.  Take Clarksville Road approximately ½ mile to Mistras headquarters on right.  Upon entering the parking lot, Mistras headquarters is the building on the right.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0000219074_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 James J. Forese 02 Richard H. Glanton 03 Michael J. Lange 04 Ellen T. Ruff 05 Manuel N. Stamatakis 06 Sotirios J. Vahaviolos 07 W. Curtis Weldon MISTRAS GROUP, INC. 195 CLARKSVILLE ROAD PRINCETON JUNCTION, NJ 08550 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date, October 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date, October 20, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Mistras Group, Inc. for its fiscal year ending May 31, 2015. 3. Approval of an advisory vote on the compensation of Mistras Group named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000219074_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, the Annual Report is/are available at www.proxyvote.com . MISTRAS GROUP, INC. Annual Meeting of Shareholders October 21, 2014 5:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoints Sotirios Vahaviolos and Michael Keefe and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 5:00 PM, Eastern Time on October 21, 2014, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side